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EXHIBIT 99A1

COMBINED STATEMENTS OF OPERATIONS       U S WEST COMMUNICATIONS GROUP
(UNAUDITED)
                           Quarter Ended       Nine Months Ended
                           September 30,  %      September 30,  %
In millions               1997    1996  Change  1997    1996  Change
------------------------ ------- --------------------- --------------
OPERATING REVENUES
 Local service          $ 1,314 $ 1,208   8.8 $ 3,739 $ 3,532   5.9
 Interstate access          663     606   9.4   2,028   1,854   9.4
 Intrastate access          208     192   8.3     608     571   6.5
 Long-distance network      231     272 (15.1)    721     840 (14.2)
 Other services             257     237   8.4     707     683   3.5
                         ----------------      ----------------
Total operating revenues  2,673   2,515   6.3   7,803   7,480   4.3
                         ----------------      ----------------
OPERATING EXPENSES
 Employee-related           951     900   5.7   2,719   2,688   1.2
 Other operating            469     402  16.7   1,305   1,177  10.9
 Taxes other than
  income taxes              103      94   9.6     308     291   5.8
 Depreciation & amort       534     545  (2.0)  1,591   1,580   0.7
                         ----------------      ----------------
Total operating expenses  2,057   1,941   6.0   5,923   5,736   3.3
                         ----------------      ----------------
Income from operations      616     574   7.3   1,880   1,744   7.8

Interest expense            100     111  (9.9)    303     332  (8.7)
Gains on sales of rural
 telephone exchanges         30       2    -       77      51  51.0
Other expense                11      10  10.0      52      22    -
                         ----------------      ----------------
Income before income
 taxes, extd item &
 cum effect of change in
 accounting principle       535     455  17.6   1,602   1,441  11.2
Income tax provision        196     169  16.0     592     537  10.2
                         ----------------      ----------------
Income before extd item &
 cum effect of change in
 accounting principle       339     286  18.5   1,010     904  11.7

Extraordinary item: Early
 extinguishment of debt-
 net of tax                  (3)      -    -       (3)      -    -
                         ----------------      ----------------
Income before cum
 effect of change in
 accounting principle       336     286  17.5   1,007     904  11.4
Cumulative effect of
 change in accounting
 principle - net of tax       -       -    -        -      34    -
                         ----------------      ----------------
NET INCOME              $   336 $   286  17.5 $ 1,007 $   938   7.4
                         ================      ================
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COMBINED STATEMENTS OF OPERATIONS,      U S WEST COMMUNICATIONS GROUP
CONTINUED (UNAUDITED)
                           Quarter Ended       Nine Months Ended
In millions, except        September 30,  %      September 30,  %
per share amounts         1997    1996  Change  1997    1996  Change
------------------------ ------- --------------------- --------------
Average common shares
 outstanding              483.2   478.4   1.0   482.4   476.7   1.2
                         ================      ================

Earnings per common
 share:
Income before extd
 item & cum effect
 of change in accounting
 principle               $ 0.70  $ 0.60  16.7  $ 2.09  $ 1.90  10.0
Extraordinary item: Early
 extinguishment of debt   (0.01)      -    -    (0.01)      -    -
Cumulative effect of
 change in accounting
 principle                    -       -    -        -    0.07    -
                         ----------------      ----------------
Earnings per
 common share            $ 0.69  $ 0.60  15.0  $ 2.08  $ 1.97   5.6
                         ================      ================
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